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                                                                    Exhibit 10.2

                           EXECUTIVE SEVERANCE POLICY

PURPOSE:

   To define the severance pay policy of The Grand Union Company (the
"Company").

POLICY:

   Severance pay will be provided to an individual in the event:

   1. The individual is terminated involuntarily by the Company without "Cause" (as defined below); or

   2. The individual voluntarily terminates employment on account of a "Constructive Termination" (as defined below).

       Severance payments will be based upon position level or a combination of length of service and position level, as shown in the schedule below:

            President, Exec. V.P.    18 months
            Senior V.P.              18 months
            Corporate V.P.           1 year
            Appointed V.P.           6 months
            Director                 6 months
            All other
              Exempt Personnel       1 week's pay for each year's service, up
                                     to a maximum of 26 weeks

       In addition to severance pay, individuals will be entitled to payment on account of all vacation earned, but not utilized during the applicable year.

GENERAL ADMINISTRATION:

   1. "Cause" shall mean (i) a refusal by an individual to perform his or her duties, (ii) proven dishonesty or the commission by an individual of an act or acts constituting a felony or (iii) other willful misconduct inimical to the best interests of the Company.

   2. "Constructive Termination" shall mean after June 15, 1995 (i) with respect to an individual holding the unique positions of Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, either an

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       involuntary reduction in base pay that exceeds 5% in any year, or an involuntary removal from sole possession of said position, or (ii) with respect to any other covered employee, either an involuntary reduction in base pay that exceeds 10% in any year, or an involuntary reduction in grade level of more than two grades in any year, or (iii) with respect to any employee, any involuntary transfer that would require relocation outside of the current operating area of the Company.

   3. Notwithstanding the above, no payments of severance pay will be made to an individual terminated as a result of the sale or closing of a major business unit of the Company, if such individual is offered employment by the buyer of or other successor to such business unit.

   4. Payments will be made in one lump sum; Federal and State taxes will be withheld as necessary.

   5. Levels of severance indicated above may be modified by individual agreements made at the time of hire or later. All such agreements must have the final approval of the President and Chief Executive Officer. Any person with an individual agreement which addresses the person's right to, and amount of, severance pay, will not be eligible for severance pay under this Policy unless such agreement specifically states otherwise.

   6.  PERQUISITES

       a. Benefits - In the event of termination of an individual, the individual will be entitled to elect continuation of Company medical coverage under COBRA, at the rates applicable at that time and otherwise in accordance with COBRA.

       b. If a company automobile is provided as part of compensation to a terminated individual, the individual will be provided the opportunity to purchase his or her automobile at, if owned by Grand Union, the average of book and fair market value or, if leased by Grand Union, at the then current lease buyout cost, at the time of termination.


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   7.  Any exceptions to this policy must be approved by the President and
       Chief Executive Officer. The Company reserves the right to amend, revise or terminate this Policy at any time; PROVIDED, HOWEVER, that no such action taken after June 15, 1995 and prior to March 30, 1997 may adversely affect the right to or amount of severance pay with respect to Appointed V.P.s and persons more senior in position.


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